Exhibit 23.3
CONSENT OF INDEPENDENT AUDITORS
We consent to the incorporation by reference in this Registration Statement of CDC Corporation on Form F-3 of our report dated June 15, 2007 related to the financial statements of Vis.align, Inc. as of November 30, 2006 and December 31, 2005 and for the period from January 1, 2006 to November 30, 2006 and for the year ended December 31, 2005 (which report expresses an unqualified opinion and includes an explanatory paragraph related to the merger of Vis.align, Inc. with China.com Corporation on December 1, 2006), appearing in Form 6-K of CDC Corporation dated August 30, 2007.
/s/ Deloitte & Touche LLP
Philadelphia, PA
August 28, 2007